Exhibit 10.2

ADDENDUM

This Addendum, effective as of September 27, 2019, amends and supersedes certain provisions of the Transition Agreement dated February 25, 2019 between Akamai Technologies, Inc. (“Akamai”) and Jim Benson (“Executive”) (the “Agreement”) This Addendum takes the place of and supersedes those portions of any article or sections of the Agreement that deal with the subject matter as provided for in this Addendum and if the provisions of this Addendum and the Agreement conflict, then the provisions of this Addendum shall control. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings assigned to such terms in the Agreement.

In consideration of the following as set forth in this Addendum, the parties agree as follows:

1.     It is the Parties intention to extend the transition period contemplated by the Agreement through February 28, 2020.

2.    Notwithstanding anything to the contrary in the Agreement, Section 2(x) shall be deleted and replaced with “February 28, 2020”.

3.    Notwithstanding anything to the contrary in the Agreement, Section 2(a) shall be deleted and replaced with, “serve as full-time Executive Advisor (March 1 - April 30, 2019) and part-time Executive Advisor (May 1, 2019 - February 28, 2020), reporting to the Chief Executive Officer (the “CEO”)”.

4.    Notwithstanding anything to the contrary in the Agreement, Section 2(b) shall be deleted and replaced with, “receive his current compensation and benefits through April 30, 2019 and thereafter a base salary of $10,000 per month through February 28, 2020, and participate in the Company’s benefit plans, provided in each case that he abides by the terms of this agreement.

A new third sentence to Section 2 shall be added as follows: “The parties agree that, except as provided for the Performance-Based Restricted Stock Units in Paragraph 3 below, all unvested equity awards granted to Executive shall be canceled as of September 30, 2019.”

5.    The title and first sentence of Section 3 shall be deleted and replaced with, “Payment -- On September 30, 2019 and Upon Termination of Employment - On September 30, 2019 or as soon as is practical thereafter, the Company will provide the Executive a lump sum payment in the amount of $150,000 less applicable taxes and withholdings.”

A new second sentence to Section 3 shall be added as follows: “The Executive is eligible to receive a discretionary one-time bonus not to exceed $40,000, less applicable taxes and withholdings, on February 28, 2020 at the sole discretion of the CEO and Chief Financial Officer if both determine that, given the nature, intensity, and significance of the support provided, Akamai has materially benefitted from the advice and counsel provided by the Executive from May 1, 2019 through February 28, 2020.”

The parties hereto have caused this Addendum to be duly executed and delivered by their respective authorized officers as of the date first above written.

AKAMAI TECHNOLOGIES, INC.		Jim Benson

By: Jim Gemmell		Signature:	/s/ Jim Benson

Signature:	/s/ Jim Gemmell

Title: Executive Vice President & CHRO		Date: September 27, 2019

Date: September 27, 2019